STOCK PURCHASE AGREEMENT


                                  by and among

                 The Selling Stockholders of SureTalk.com, Inc.
                                       and
                               SureTalk.com, Inc.
                                       and
                           JFAX.COM, Inc. as Purchaser




                          Dated as of January 15, 2000









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                                TABLE OF CONTENTS


                                    ARTICLE I

                                Purchase and Sale

1.1          Purchase and Sale................................................2
1.2          Payment of Purchase Price........................................2
1.3          Closing..........................................................2
1.4          Tax Treatment of Transaction.....................................3

                 ARTICLE II

      Representations and Warranties of the Selling Stockholders

2.1          Organization and Authority.......................................3
2.2          Noncontravention.................................................4
2.3          No Governmental Consent or
             Approval Required................................................4
2.4          Organization and Authority of
             the Company......................................................4
2.5          Capitalization of the Company....................................5
2.6          Financial Statements.............................................5
2.7          Undisclosed Liabilities..........................................6
2.8          Absence of Certain Developments..................................6
2.9          Title to Properties..............................................6
2.10         Contracts........................................................7
2.11         Litigation.......................................................7
2.12         Compliance with Law; Governmental
             Permits..........................................................8
2.13         Employee Benefit Plans...........................................8
2.14         Certain Interests...............................................10
2.15         Intercompany Transactions.......................................10
2.16         No Brokers or Finders...........................................10
2.17         Environmental Matters...........................................10
2.18         Intellectual Property...........................................10
2.19         Purchase for Investment, Etc....................................11
2.20         Minimum Working Capital.........................................12

                                   ARTICLE III

                 Representations and Warranties of the Purchaser



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3.1          Organization and Authority.......................................12
3.2          Noncontravention.................................................13
3.3          No Governmental Consent or Approval
             Required.........................................................13
3.4          Issuance of Purchaser Stock......................................13
3.5          Purchase for Investment..........................................14

                 ARTICLE IV

                  Covenants

4.1          Cooperation and Access...........................................14
4.2          Conduct of Business..............................................14
4.3          Commercially Reasonable Efforts;
             Government Approvals.............................................16
4.4          Confidentiality..................................................16
4.5          Employees and Employee Benefits..................................17
4.6          Insurance........................................................17

                  ARTICLE V

                 Tax Matters

5.1          Definitions......................................................17
5.2          Tax-Related Representations and
             Warranties.......................................................18
5.3          Liability for Taxes and Related
             Matters..........................................................19
5.4          Liability of the Selling
             Stockholders for Taxes...........................................21
5.5          Adjustment to Purchase Price.....................................21
5.6          Transfer Taxes...................................................21
5.7          Assistance and Cooperation.......................................21
5.8          Survival, Etc....................................................21

                                   ARTICLE VI

                              Conditions to Closing

6.1          Conditions to the Obligations of
             the Purchaser....................................................21
6.2          Conditions to the Obligations of
             the Selling Stockholders.........................................23


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                                   ARTICLE VII

                                   Termination

7.1          Grounds for Termination.........................................24
7.2          Effect of Termination...........................................25

                                  ARTICLE VIII

                                 Survival, Etc.

8.1          Survival of Representations,
             Warranties, Covenants and Agreements............................25
8.2          Maximum Liability...............................................26
8.3          Limitation as to Certain Selling
             Stockholders....................................................26
8.4          Insurance Proceeds..............................................27
8.5          Escrow..........................................................27
8.6          Representations to Shore........................................28

                                   ARTICLE IX

                               Certain Definitions

9.1          Certain Definitions.............................................28

                                    ARTICLE X

                                  Miscellaneous

10.1         Amendments......................................................33
10.2         Assignment......................................................33
10.3         Notices.........................................................33
10.4         Severability....................................................35
10.5         Governing Law...................................................35
10.6         Interpretation..................................................35
10.7         Entire Agreement................................................36
10.8         Publicity.......................................................36
10.9         Expenses........................................................36
10.10        No Third Party Beneficiaries....................................37
10.11        Jurisdiction; Waivers...........................................37
10.12        Authority of Selling Stockholders'
             Representative..................................................37
10.13        Counterparts....................................................38


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10.14        Acceptance of Agreement.........................................38



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                                    EXHIBITS

A.       Non-Competition Agreement
B.       Employment Agreement with Steven J. Hamerslag
C.       Registration Rights Agreement
D.       Stock-Out Agreement







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                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT dated as of January 15, 2000, is made by and among JFAX.COM, Inc., a Delaware corporation (the "Purchaser"), the stockholders of SureTalk.com, Inc. listed in Schedule 1.2 hereto (the "Selling Stockholders") and SureTalk.com, Inc., a Delaware corporation (the "Company").


                                    RECITALS

         A. The Selling Stockholders own shares of the capital stock (the "Stock") of the Company, constituting all of the issued and outstanding capital stock of the Company. The Selling Stockholders further own Rights to acquire Stock of the Company, constituting all of the issued and outstanding Rights to acquire such Stock. The ownership of the Stock and the Rights is detailed in
Schedule 1.2 hereto.

         B. The Company is engaged in the Business (this and other capitalized terms shall have the meanings assigned to such terms in Article IX).

         C. The Selling Stockholders undertake that all Rights to acquire Stock of the Company will be exercised (or will lapse) at or before the Closing hereunder such that the transaction contemplated hereby may consist of the purchase and sale of Stock of the Company only. Hereinafter, references to the Stock give effect to the exercise or the lapse of the Rights as contemplated by this recital, except as the context may otherwise require; for example, see
Section 2.5 herein which, notwithstanding this sentence, distinguishes between the Stock and Rights.

         D. The Purchaser desires to purchase the Stock from the Selling Stockholders, the Selling Stockholders desire to sell the Stock to the Purchaser, and the Company desires to facilitate such purchase and sale of the Stock, all on the terms and conditions set forth herein.

         NOW THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants and conditions contained herein, the parties hereto agree as follows:


                                    ARTICLE I

                                Purchase and Sale

         1.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, the Selling Stockholders shall sell to the Purchaser, and the Purchaser shall purchase from the Selling Stockholders, the Stock at the Closing and the Selling Stockholders shall deliver at the Closing the certificates evidencing the Stock, properly endorsed, or accompanied by duly executed stock powers duly endorsed, in blank, and with signatures thereon guaranteed by an Eligible Guarantor Institution or witnessed by a notary public.

         1.2 Payment of Purchase Price. If the obligations of the parties to proceed with the Closing set forth in Article VI are satisfied or waived, at the Closing, in consideration for the Stock and as payment in full therefor, the Purchaser shall pay the Selling Stockholders the Purchase Price by delivering to the respective Selling Stockholders certificates evidencing the shares of the common stock, par value $.01 per share (the "Purchaser Stock") of the Purchaser, in the respective share amounts indicated in Schedule 1.2, and registered in the respective names of the Selling Stockholders. The aggregate Purchase Price consists of 1,532,789 shares of the Purchaser Stock, less the number of shares to be issued to Mark Schwartz under the Stock-Out Agreement in the form attached hereto as Exhibit D, and less 17,211 shares of Purchaser Stock in consideration for the assumption by the Purchaser of the cash severance obligation of Barry Shore set forth in the Employment Letter dated July 23, 1999. The certificates for such Purchaser Stock will be legended and restricted as to transfer as contemplated by Section 2.19 herein.

         1.3 Closing. The closing (the "Closing") of the purchase and sale of the Stock shall take place at the offices of Sullivan & Cromwell, 1888 Century Park East, Los Angeles, CA 90067 as soon as practicable after the


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satisfaction or waiver of the conditions set forth in Article VI, or at such other time and place as the parties shall mutually agree. The date on which the Closing actually occurs is herein referred to as the "Closing."

         1.4 Tax Treatment of Transaction. The parties intend that the purchase and sale of the stock will be treated as a reorganization under Section 368(a) of the Code and the parties will act in a manner consistent with that intention. However, each party shall be responsible for its own taxes as a consequence of the transactions contemplated by this Agreement, except as otherwise specifically provided in this Agreement.


                                   ARTICLE II

           Representations and Warranties of the Selling Stockholders

         Each of the Selling Stockholders represents and warrants and agrees with the Purchaser that, except as set forth in the Disclosure Schedule previously provided to Purchaser:

         2.1 Organization and Authority. In the case of any Selling Stockholder that is a corporation, partnership, trust, limited liability company or other entity, such Selling Stockholder is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation. Such Selling Stockholder has the requisite power and authority to execute, deliver and perform this Agreement and such other documents as are contemplated hereunder to be executed and delivered by it at or prior to the Closing. In the case of each of the Selling Stockholders, the execution, delivery and performance by such Selling Stockholder of this Agreement and the Ancillary Agreements to which it is to be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by such Selling Stockholder and by any requisite shareholders, partners, trustees, members or other similar Persons applicable to it. This Agreement constitutes a valid and, assuming due execution and delivery by the Purchaser, binding obligation of such Selling Stockholder, enforceable against such Selling Stockholder in


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accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors' rights generally, and to general equitable principles. Upon execution and delivery of the Ancillary Agreements to which each Selling Stockholder is to be a party by the parties thereto, such Ancillary Agreements will constitute valid and binding obligations of such Selling Stockholder, enforceable against such Selling Stockholders in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors' rights generally, and to general equitable principles.

         2.2 Noncontravention. The execution, delivery and performance of this Agreement by such Selling Stockholder, the performance of this Agreement by such Selling Stockholder and the consummation of the transactions contemplated hereby will not violate or conflict with, or constitute a breach or default under (a) the charter documents or other similar documents of such Selling Stockholder (if it is a corporation, partnership, trust, limited liability company or other entity) or the Company or (b) any law, regulation, order, judgment or decree applicable to such Selling Stockholder or the Company.

         2.3 No Governmental Consent or Approval Required. Except as contemplated by the Registration Rights Agreement, no authorization, consent, Permit, approval or other order of, declaration to, or registration, qualification, designation or filing with, any Governmental Entity is required for or in connection with the execution, delivery and performance of this Agreement by any Selling Stockholder, and the consummation of the transactions contemplated hereby, other than any instances where the failure to obtain would not (a) have a Material Adverse Effect on the Business or (b) prohibit the transfer of the Stock or the consummation of any of the transactions contemplated hereby or create a Lien on the Stock.

         2.4 Organization and Authority of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its Business as presently conducted and to


                                       -4-



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consummate the transactions contemplated hereby. Except as set forth on Schedule
2.4(a), the Company is qualified to do business as a foreign corporation in good standing in each jurisdiction where failure to so qualify would have a Material Adverse Effect on the Business. Schedule 2.4(b) correctly lists the current directors and executive officers of the Company. True, correct and complete copies of the certificate of incorporation and by-laws of the Company as in effect on the date hereof have been delivered to the Purchaser. The Company has no subsidiaries except as listed on Schedule 2.4(c). References herein to the Company include its subsidiaries, except as the context may otherwise require.

         2.5 Capitalization of the Company. (a) The entire authorized capital stock of the Company consists 30,000,000 shares of Common Stock, par value $.0001 per share, of which 10,166,371 shares are issued and outstanding, and 5,660,000 shares of Preferred Stock, par value $.0001 per share, of which 5,657,876 shares are issued and outstanding. All of the Stock has been duly authorized and validly issued and is fully paid and nonassessable. Except as listed on Schedule 2.5, there are no outstanding warrants, options, subscription, conversion, exchange, preemptive or other rights (collectively, "Rights") entitling any Person to purchase or otherwise acquire any capital stock of the Company. (b) In the respective amounts indicated in Schedule 1.2, each of the Selling Stockholders has good and valid title to the Stock and the Rights, which in the aggregate include all of the Stock and the Rights, free and clear of all Liens and, subject to applicable securities laws and competition laws, free of any restriction on its right to transfer or exercise any voting or other right with respect thereto. At the Closing, good and valid title to the Stock, free and clear of all Liens, encumbrances, equities or claims shall be transferred to the Purchaser, and all of the Rights shall have previously been exercised (resulting in additional Stock being transferred to the Purchaser) or any non-exercised Rights shall lapse effective as of the Closing, and shall cease to be of any force or effect whatsoever. The Selling Stockholders acknowledge that the Purchaser is not assuming any of the Rights.



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         2.6 Financial Statements. The Selling Stockholders have delivered to the Purchaser the individual and combined balance sheets of the Company and ProtoDyne, Inc. as of December 31, 1998 and November 30, 1999 (the "Balance Sheets") and their respective individual and combined statements of operations and cash flows for the periods ended December 31, 1998 and November 30, 1999 (together with the Balance Sheets, the "Financial Statements"). The Financial Statements have been prepared in accordance with GAAP consistently applied, subject to the omission or abbreviation of footnote disclosures, and fairly and accurately present in all material respects the respective financial position of the Company and ProtoDyne, Inc. as of the respective dates thereof and the results of operations, changes in financial position and cash flows of the Company and ProtoDyne, Inc. for the respective periods covered thereby.

         2.7 Undisclosed Liabilities. The Company has no liabilities required to be set forth on the latest Balance Sheet referred to in Section 2.6 except for
(a) liabilities incurred in the ordinary course of business since the date of the Balance Sheet or (b) liabilities that would not reasonably be expected to have a Material Adverse Effect on the Business.

         2.8 Absence of Certain Developments. Since the date of the latest Balance Sheet, there has not been (a) any change or event that has had or would reasonably be expected to have a Material Adverse Effect on the Business, other than (x) changes relating to or arising from general economic, market or financial conditions or generally affecting the industries or markets in which the Company operates or (y) changes relating to or arising from the consummation or disclosure of this Agreement or any transaction contemplated by this Agreement, (b) any declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of the Company, (c) any loss, destruction or damage to any property of the Company, whether or not insured, that has had or would reasonably be expected to have a Material Adverse Effect on the Business, or (d) any material change in any of the significant accounting policies, practices or procedures of the Company with respect to the Business.


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         2.9 Title to Properties.

         (a) Personal Property. Except as disclosed in the Financial Statements, the Company has, or prior to the Closing will have, good and marketable title to, or a valid leasehold interest in, all of the personal properties and assets held, occupied or used primarily in the Business, free and clear of all Liens other than Permitted Liens.

         (b) Real Property. Schedule 2.9(b) lists all real properties currently owned or leased by the Company (collectively, the "Real Property"). The Company has good and marketable title to (or a leasehold interest in) all Real Property shown as owned or leased, if applicable, by it on Schedule 2.9(b), free and clear of all Liens other than (a) the lien of current taxes not yet due and payable and (b) Permitted Liens or such other Liens which do not materially detract from the value of such property.

         2.10 Contracts. Attached as Schedule 2.10(a) is a true and complete list of all debt instruments, contracts, leases, license agreements, employment and labor agreements, and other agreements to which the Company or any of its respective properties is subject or by which any thereof is bound (a) which is material to the continued conduct of the Business as currently conducted or (b) which pursuant to its terms imposes payment obligations on the Company or the other party or obligor thereto in excess of $25,000 annually or $25,000 in the aggregate or (c) which is an agreement with any director or officer of the Company ("Material Contracts"). Except as disclosed in Schedule 2.10(b), each Material Contract is in full force and effect; and no breach or default or event which would (with the passage of time, notice or both) constitute a breach or default thereunder by the Company or, to the Knowledge of any Selling Stockholder or the Company, any other party or obligor with respect thereto, exists which in each case would reasonably be expected to materially impair the benefits expected to be derived therefrom. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in a breach of or default under any Material Contract, will not (and will not give any Person a right to) terminate or modify any rights of, or accelerate or augment any material obligation of, the Company, and do not require any consent, approval, waiver or other action by any party to any such Material Contract, other than the matters identified in Schedule 2.10(b).

         2.11 Litigation. Except as disclosed in Schedule 2.11, there is no claim, complaint, arbitration, action, suit, proceeding or investigation pending or to the Knowledge of any Selling Stockholder or the Company, threatened, against or affecting the Business, the Company or such Selling Stockholder, which if resolved adversely (a) would reasonably be expected to result in a Material Adverse Effect on the Business, or (b) would prevent, challenge or impair in any other manner the consummation of the transactions contemplated hereby. There is no organized labor strike, dispute, slowdown or stoppage, or collective bargaining or unfair labor practice claim pending, or to the Knowledge of any Selling Stockholder or the Company, threatened, against or affecting the Company, nor are there, to the Knowledge of any Selling Stockholder or the Company, any union organizing efforts with respect to employees of the Company.

         2.12 Compliance with Law; Governmental Permits. Except as set forth in
Schedule 2.12, the Company is in compliance with all laws, regulations, orders, judgements and decrees of any Governmental Entity which are applicable to the Business, except such noncompliance as would not reasonably be expected to have a Material Adverse Effect on the Business. The Company holds all Permits that are required by any Governmental Entity to permit the Company to conduct the Business as now conducted, except for such Permits the absence of which would not reasonably be expected to have a Material Adverse Effect on the Business. Each such material Permit is in full force and effect, except for any such Permit the absence of which would not reasonably be expected to have a Material Adverse Effect on the Business. To the Knowledge of any Selling Stockholder or the Company, no suspension, cancellation or termination of any of such material Permits is threatened or imminent.

         2.13 Employee Benefit Plans. Except as disclosed in Schedule 2.13:

         (a) All benefit and compensation plans and agreements maintained by the Company which cover employees of the Company (the "Employees"), including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the "Benefit Plans"), are listed in
Schedule 2.13(a). True and complete copies of all Benefit Plans, including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans, and all amendments thereto have been provided or made available to Purchaser.

         (b) All employee benefit plans maintained by the Company which cover Employees (the "Plans"), to the extent subject to ERISA, are in substantial compliance with ERISA. Each Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service with respect to "TRA" (as defined in Section 1 of Rev. Proc. 93-39), and to the Knowledge of any Selling Stockholder and the Company there are no circumstances likely to result in revocation of any such favorable determination letter. There is no material pending or, to the Knowledge of any Selling Stockholder or the Company threatened, litigation relating to the Plans. The Company has not engaged in a transaction with respect to any Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

         (c) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by the Company, or the single-employer plan of any entity which is considered one employer with the Company under
Section 4001 of ERISA or Section 414 of the Code (an

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"ERISA Affiliate"). The Company has not maintained or contributed to at any time during the five-year period preceding the date of this Agreement any employee pension benefit plan which is a multiemployer plan, within the meaning of
Section 3(37) of ERISA, which is subject to Title IV of ERISA.

         (d) All contributions required to be made under the terms of any Benefit Plan have been timely made and have been reflected on the Financial Statements. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver.

         (e) The consummation of the transactions contemplated by this Agreement will not (i) entitle any employees of the Company to severance pay, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans or (iii) result in any breach or violation of, or a default under, any of the Benefit Plans.

         2.14 Certain Interests. No officer or director of the Company is indebted or otherwise obligated to the Company, and the Company is not indebted or otherwise obligated to any such officer or director, except for amounts due under normal arrangements applicable to all employees generally as to salary or reimbursement of ordinary business expenses or as set forth on Schedule 2.14.

         2.15 Intercompany Transactions. Except as described in the Financial Statements or Schedule 2.15, incurred in the ordinary course of business in non-material amounts since the date of latest Balance Sheet or that is contemplated by, or will be discharged or terminated pursuant to, this Agreement, the Company has no liabilities or obligations to any Selling Stockholder or any Affiliate of any Selling Stockholder (other than the Company) and none of the Selling Stockholders or such Affiliates has any obligations to the Company.


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         2.16 No Brokers or Finders. No agent, broker, finder, or investment or commercial banker or other Person or firm engaged by or acting on behalf of the Selling Stockholders or the Company or any of their respective Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any brokerage or finder's or similar fee or other commission as a result of this Agreement or such transactions.

         2.17 Environmental Matters. Except as set forth in Schedule 2.17, or as would not be expected to have a Material Adverse Effect on the Business: (i) the Company is in substantial compliance with all applicable Environmental Laws;
(ii) the Company has not received any written notices from any Governmental Entity alleging the violation of any applicable Environmental Laws other than for matters that have been fully resolved; (iii) the Company is not subject to any court order, administrative order or decree arising under any Environmental Law; and (iv) the Company has not disposed of any Hazardous Substance on any property owned or operated by it or had any emissions or discharges of any Hazardous Substances except as permitted under applicable Environmental Laws.

         2.18 Intellectual Property. The Company owns or possesses valid licenses or other rights to use all patents, trademarks, service marks, trade names, copyrights, know-how, trade secrets and other intellectual property reasonably necessary to conduct the Business of the Company in the manner in which it has been and is being conducted, and except as set forth in the
Schedule 2.18, neither any Selling Stockholder nor the Company have received any notice of infringement or of conflict with (and they know of no such infringement or conflict with) asserted rights of others with respect to any patents, trademarks, service marks, trade names, copyrights, knowhow, trade secrets or other intellectual property which, if determined adversely to the Company, would individually or in the aggregate have a Material Adverse Effect on the Business; and the inventions, products or processes of the Company do not infringe or conflict with any right or patent, or any invention, product or process which is the subject of a patent application known to them, which if determined adversely would have a Material Adverse Effect on the Business.

         2.19 Purchase for Investment, Etc. Each of the Selling Stockholders is purchasing the Purchaser Stock for investment for its own account and not with a view to, or for sale in connection with, the distribution thereof. Each of the Selling Stockholders acknowledges that the Purchaser Stock is not registered under the United States Securities Act of 1933, as amended, any applicable state securities laws or any applicable foreign securities laws, and that the Purchaser Stock may not be transferred or sold except pursuant to the registration provisions of the United States Securities Act of 1933, as amended, or applicable foreign securities laws or pursuant to an applicable exemption therefrom and pursuant to state securities laws as applicable. Except as indicated in Schedule 2.19, each of the Selling Stockholders is an accredited investor as defined in Regulation D under such Securities Act. Each of the Selling Stockholders has such knowledge and experience in financial matters as to be capable of evaluating the merits and risks of an investment in the Purchaser Stock, has received and carefully reviewed the documents filed by the Purchaser under the Securities and Exchange Act of 1934 as referred to in
Section 3.4(b) hereof and any other documents that such Selling Stockholder has requested from the Purchaser relating to this transaction, and has been given the opportunity to ask questions of, and receive answers from, the Purchaser concerning the terms and conditions of the transaction and to obtain any additional information which the Purchaser can acquire without unreasonable effort or expense that is necessary to verify the accuracy of the information furnished by the Purchaser. Each Selling Stockholder also acknowledges and agrees that he or she is relying on his or her own advisors in agreeing to enter into this Agreement and is not relying on the Company, or any of its officers, directors, agents or representatives, including, without limitation, the law firm of the Company, in connection with entering into this Agreement.

         2.20 Minimum Working Capital. As of the Closing, notwithstanding any limitation in any other


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representation or warranty herein and regardless of any statement or other disclosure that may be set forth in the Disclosure Schedule, the Company's working capital (taking into account, without limitation, any notes receivable from employees permitted hereunder to remain in place after the Closing, whether or not such notes mature within one year, as well as any professional fees and payables, and other fees and payables, arising in connection with or otherwise incident to the negotiation, preparation, and performance of this Agreement) shall not be less than a deficit of $250,000.


                                   ARTICLE III

                 Representations and Warranties of the Purchaser

         The Purchaser hereby represents and warrants to each of the Selling Stockholders that:

         3.1 Organization and Authority. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Purchaser has full power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance by the Purchaser of this Agreement and any Ancillary Agreement to which the Purchaser is to be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement constitutes a valid and, assuming due execution and delivery by the Selling Stockholders, binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors' rights generally and to general equitable principles. Upon execution and delivery of the Ancillary Agreements to which the Purchaser is to be a party by the parties thereto, such Ancillary Agreements will constitute valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors' rights generally, and to general equitable principles.

         3.2 Noncontravention. The execution, delivery and performance of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby will not violate or conflict with, or constitute a breach or default (whether upon lapse of time and/or the occurrence of any act or event or otherwise) under (a) the charter documents of the Purchaser or (b) any law, regulation, order, judgment, or decree applicable to the Purchaser.

         3.3 No Governmental Consent or Approval Required. Except as contemplated by the Registration Rights Agreement, no authorization, consent, Permit, approval or other order of, declaration to, or registration, qualification, designation or filing with, any Governmental Entity is required for or in connection with the execution, delivery and performance of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby, other than any instances where the failure to obtain would not prohibit the issuance of the Purchaser Stock or the consummation of any of the transactions contemplated hereby.

         3.4 Issuance of Purchaser Stock. (a) The Purchaser has the ability to make the payment of the Purchase Price on the terms and conditions contemplated by this Agreement. Upon issuance of the Purchaser Stock to the Selling Stockholders as consideration for the purchase of the Stock hereunder, the Purchaser Stock will be duly authorized and validly issued and will be fully paid and non-assessable. (b) The Purchaser is a reporting company under the Securities Exchange Act of 1934, as amended. The Purchaser represents and warrants to each of the Selling Stockholders that the documents filed by it under such Act, taken together as of the date hereof, do not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

         3.5 Purchase for Investment. The Purchaser is purchasing the Stock for investment for its own account and not with a view to, or for sale in connection with, the distribution thereof. The Purchaser acknowledges that the Stock are not registered under the United States Securities Act of 1933, as amended, any applicable state securities laws or any applicable foreign securities laws, and that the Stock may not be transferred or sold except pursuant to the registration provisions of the United States Securities Act of 1933, as amended, or applicable foreign securities laws or pursuant to an applicable exemption therefrom and pursuant to state securities laws as applicable.


                                   ARTICLE IV

                                    Covenants

         4.1 Cooperation and Access. From and after the date hereof, upon reasonable advance notice, the Selling Stockholders shall cause the Company to permit the Purchaser and its representatives to have access, during regular business hours, to the assets, employees, books and records of the Company relating to the Business, and shall furnish, or cause to be furnished, to the Purchaser and its representatives such financial, tax and operating data and other available information with respect to the Business as the Purchaser shall from time to time reasonably request; provided, however, that no such access shall unreasonably interfere with the Company and its operation of the Business; provided further that all information received by the Purchaser and given by or on behalf of the Company in connection with this Agreement and the transactions contemplated hereby shall be held by the Purchaser and its Affiliates, agents and representatives confidential pursuant to the terms of the Confidentiality Agreement.

         4.2 Conduct of Business. During the period from the date of the latest Balance Sheet until the Closing, except as set forth on Schedule 4.2, and except as the Purchaser shall otherwise consent in writing, the Selling Stockholders agree that they have caused and shall cause the Company to conduct the Business in the ordinary and usual course consistent with past practice, and to use its commercially reasonable efforts to preserve intact the Business and related relationships with customers, service providers and other third parties. From such date until the Closing, except as set forth on Schedule 4.2. and except as otherwise contemplated herein or as the Purchaser shall otherwise consent in writing, the Selling Stockholders agree that they have not and shall not permit the Company to:

         (a) issue or transfer any capital stock of the Company or any security convertible into or exchangeable for any such capital stock or any Right to acquire any such capital stock;

         (b) make any change in its certificate of incorporation or bylaws;

         (c) pay any dividend, make any other distribution to stockholders or otherwise dispose of any material part of its assets or property;

         (d) incur or assume any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice or guarantee any indebtedness of any other Person;

         (e) liquidate, dissolve or otherwise reorganize or seek protection from creditors;

         (f) adopt or amend in any respect any Benefit Plan if such will increase the obligation of Purchaser or the Company;

         (g) enter into any lease for real property, except renewals of existing leases in the ordinary course of business;

         (h) enter into any contract or agreement or engage in any other type of transaction with any Selling Stockholder or any of their Affiliates; or

         (i) agree or commit itself to do any of the foregoing.

         4.3 Commercially Reasonable Efforts; Government Approvals.

         (a) Upon the terms and subject to the conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary for it to do under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) to comply promptly with all legal requirements which may be imposed on it with respect to this Agreement and the transactions contemplated hereby (which actions shall include, without limitation, furnishing all information required by applicable laws and regulations in connection with approvals of or filings with any Governmental Entity), (ii) to satisfy the conditions precedent to the obligations of the parties hereto and (iii) to obtain any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party required to be obtained or made by the Purchaser, the Selling Stockholders or the Company in connection with the acquisition of the Stock or the taking of any action contemplated by this Agreement.

         (b) Without limiting the generality of the foregoing, each of the parties hereto agrees to use its commercially reasonable efforts prior to the Closing to maintain each Material Contract of the Company in full force and effect.

         4.4 Confidentiality. Each party hereto, at all times prior to the Closing and after any termination of this Agreement, will hold all confidential information provided to such party by or on behalf of any other party hereto in confidence pursuant to the terms of the Confidentiality Agreement (whether or not such party was originally a party to the Confidentiality Agreement). Upon any termination of this Agreement, each party hereto will promptly return to each other party that provided confidential information to the first party, such confidential information including any copies thereof. Each party hereto acknowledges that each other party would be irreparably harmed by a breach of this Section 4.4 and that there would be no adequate remedy at law or in damages to compensate each other party for any such breach and agrees that, in addition to any other remedy, the other party shall be entitled to one or more injunctions requiring specific performance by the first party of this Section 4.4.

         4.5 Employees and Employee Benefits. From and after the Closing, subject to disclosure thereof pursuant to Sections 2.10 and 2.13, the Purchaser shall cause the Company to honor all severance plans, retention plans and employment agreements of the Company in accordance with their terms. The Purchaser will cause the employees of the Company as of the date of this Agreement to continue to be employees of the Company, and to become employees of the Purchaser group of companies, from and after the Closing hereunder. Such employees of the Company will be given credit, under any Purchaser sponsored benefit plans, for their period of service with the Company prior to the Closing and will be entitled to participate in benefit plans of the Purchaser group on a non-discriminatory basis. Nothing in this provision, however, is intended to create any third party beneficiary rights for any employees of the Company. After the Closing, such employees will be "at will" employees of the Company and of the Purchaser group, unless they have a written employment agreement.

         4.6 Insurance.

         Prior to the Closing, the Selling Stockholders shall cause the Company to take such action as may be required to ensure that any insurance coverage for any claims that have been filed with the applicable insurers prior to the Closing relating to the Company will continue with respect to such claims following the Closing. Following the Closing, the Purchaser and/or the Company shall be responsible for the control of all claims filed with third party insurers, subject to the control exercised by any insurers in accordance with the applicable insurance policies.

                                    ARTICLE V

                                   Tax Matters

         5.1 Definitions. For purposes of this Agreement, "Taxes" shall mean all federal, state, local and foreign income, property, sales and use, excise, withholding, franchise, transfer, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, severance or similar taxes imposed on the income, properties or operations of the Company, together with any penalties, additions or interest relating thereto and any interest in respect of such additions or penalties; "Tax Return" shall mean all reports and returns required to be filed with respect to Taxes including, without limitation, combined or consolidated returns for any group of taxpayers that includes the Company.

         5.2 Tax-Related Representations and Warranties.

         (a) Tax Allocation Agreements. The Selling Stockholders represent and warrant to the Purchaser that, except as disclosed in Schedule 5.2(a), the Company is not a party to any agreement, contract or understanding relating to any sharing by the Company of any Tax liability of any Person.

         (b) Tax Returns and Reports. The Selling Stockholders represent and warrant to the Purchaser that except as set forth in Schedule 5.2(b), (i) all Tax Returns that are required to be filed by or with respect to the Company have been or, if required on or before the Closing, will be duly filed, (ii) all Taxes shown to be due on the Tax Returns referred to in clause (i) have been or will be paid in full, (iii) all deficiencies asserted or assessments made as a result of any tax examinations have been settled or paid in full, (iv) no issues that have been raised in writing by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (i) are currently pending and (v) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of the Company. Schedule 5.2(b) lists the date or dates through which the Internal Revenue Service has examined the United States federal income tax returns of the Company.

         (c) No FIRPTA Withholding. The Selling Stockholders represent and warrant to the Purchaser that no tax is required to be withheld pursuant to
Section 1445 of the Code as a result of the transfer contemplated by this Agreement.

         (d) No Parachute Payments. The Selling Stockholders represent and warrant to the Purchaser that, as a result of the Purchaser's purchase of the Stock, neither the Company nor the Purchaser will be obligated to make a payment to an individual that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future. In this regard, it shall be a condition to Closing hereunder for all parties that the requisite stockholders of the Company have signed an approval of accelerated vesting provisions and severance payments, which shall be prepared by representatives of the Company and the Selling Stockholders, and shall be satisfactory in form and substance to the Purchaser. By signing this Agreement each Selling Stockholder approves the approval of accelerated vesting provisions and severance payments in the accompanying form.

         5.3 Liability for Taxes and Related Matters.

         The Selling Stockholders represent and warrant and agree for the benefit of the Purchaser that:

         (a) The Selling Stockholders have caused the Company to make available to the Purchaser and its representatives for review copies of all Tax Returns filed by the Company.

         (b) All Taxes that accrue or are payable by the Company (x) in respect of taxable period that end on or before the Closing Date and (y) for any taxable period that begins before the Closing Date and ends thereafter, to the extent such Taxes are attributable to the portion of such period ending on the Closing Date as described in the following sentence, have or will have been timely paid on or before the Closing Date unless a reserve for the amount of such Tax has been established therefor in the Balance Sheet as of November 30, 1999 of the Company as delivered to the Purchaser hereunder. In the case of Taxes that are payable with respect to a taxable period that begins before the Closing and ends after the Closing, the portion of such Taxes payable for the period ending on the Closing shall be (i) in the case of any Tax based upon or measured by income, and in the case of any sales or use tax, the amount which would be payable if the taxable year ended as of the end of the Closing and (ii) in the case of any other Tax, such as property, the amount of such tax for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing and the denominator of which is the number of days in the entire period.

         (c) Except as set forth in Schedule 5.3(c), all Tax Returns have been audited by the applicable Governmental Authority or the applicable statue of limitations has expired for the period covered by such Tax Returns, and there is not in force any extension of time with respect to the due date for the filing of any Tax Return or any waiver or agreement for any extension of time for the assessment or payment of any Tax due with respect to the period covered by any Tax Return and the Company has not required any extension of time within which to file any Tax Return that is currently pending.

         (d) There is no deficiency, assessment or claim asserted against the Company for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed or threatened with respect to any Taxes of the Company except to the extent adequate liabilities or reserves with respect thereto are accrued on the above-mentioned Balance Sheet or the deficiency or claim meets each of the following conditions: (i) such deficiency or claim is being contested in good faith by appropriate proceedings, (ii) no such accrual is required on such Balance Sheet and (iii) the nature and amount of the disputed Tax is set forth in Schedule 5.3(d).

         (e) The Company has not filed a consent under Code Section 341(f) concerning collapsible corporations and the Company has not made any payments, nor is it obligated to make any payments, and is not a party to any agreement that could obligate it to make any payments that will not be deductible under Code Section 280G.

         (f) The Company (i) has not been a member of any affiliated group filing a consolidated federal income Tax Return and (ii) does not have any liability for the Taxes of any other person as defined in Section 770(a)(1) of the Code under Treas. Reg. ss. 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contact, or otherwise.

         (g) None of the assets of the Company (i) are required to be treated as being owned by any other person pursuant to the so-called safe harbor lease provisions of former Section 168(f)(8) of the Code, (ii) secures any debt the interest on which is tax-exempt under Code Section 103(a) or (iii) is tax-exempt use property within the meaning of Code Section 168(h).

         5.4 Liability of the Selling Stockholders for Taxes. The Primary Selling Stockholders (as defined in Section 8.3), jointly and severally, shall be liable for and indemnify Purchaser for any breach of their representatives, warranties and agreements representing Taxes contained in this Article V including, without limitation, any obligation to contribute to the payment of a tax determined on a consolidated, combined or unitary basis with respect to a group of corporations that included the Company prior to the Closing.

         5.5 Adjustment to Purchase Price. Any payment under this Article V will be an adjustment to the purchase price.

         5.6 Transfer Taxes. Notwithstanding anything to the contrary in this
Article V, the Selling Stockholders shall be liable for all transfer taxes arising in connection with the transactions under this Agreement.

         5.7 Assistance and Cooperation. After the Closing, each of the Selling Stockholders and the Purchaser shall (i) assist (and cause their respective Affiliates to assist) the other parties in preparing any Tax Returns of or involving the Company, (ii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of or involving the Company, and (iii) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of or involving the Company.

         5.8 Survival, Etc. Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties and the indemnification obligations set forth in this Article V shall survive the Closing and shall remain in effect for the period specified in Section 8.1.

                                   ARTICLE VI

                              Conditions to Closing

         6.1 Conditions to the Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of the conditions set forth in this Section 6.1 and in Section 5.2(d), any one or more of which may be waived, in whole or in part, by the Purchaser:

         (a) Approvals. With respect to any Governmental Entities, the parties shall have procured such approvals, if applicable, or there shall have occurred the expiration or early termination of the applicable waiting periods, if any, with respect to the consummation of the transactions contemplated by this Agreement without there being any continuing objection thereto. Additionally, the parties shall have procured such approvals and consents to assignment as shall be necessary to assure that the Material Contracts may be continued by the Company after the Closing in the manner contemplated by Section 2.10 and
Schedule 2.10(b), and further the parties shall procure other similar approvals and consents to assignment as the Purchaser may reasonably consider necessary to continue the Business following the Closing.

         (b) Orders. No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the sale of the Stock or the other transactions contemplated by this Agreement.

         (c) Accuracy of Representations. The representations and warranties of the Selling Stockholders in this Agreement shall be true and correct at and as of the Closing as if made at and as of the Closing, except where the failure of the representations and warranties to be true and correct would not reasonably be expected to have a Material Adverse Effect on the Business, and the Purchaser shall have received a certificate, dated the Closing, signed by the Selling Stockholders' Representative on behalf of the Primary Selling Stockholders to that effect.

         (d) Performance of Covenants. Each of the Selling Stockholders shall have performed and complied in all material respects with all covenants and agreements contained in this Agreement that are required to be performed or complied with by it at or prior to the Closing, and the Purchaser shall have received a certificate, dated the Closing, signed by the Selling Stockholders' Representative on behalf of the Primary Selling Stockholders to that effect.

         (e) Resignation of Directors. The directors of the Company shall have submitted their resignations in writing, effective as of the Closing, to the Company and the Purchaser.

         (f) Ancillary Agreements. The Ancillary Agreements shall have been executed and delivered by the parties thereto and be in full force and effect.

         (g) Debt and Intercompany Accounts. All debt for borrowed money or representing an extension of credit of the Company as of the Closing, including all intercompany loans, advances and other extensions of credit made between the Company, on the one hand, and any Selling Stockholder or any Affiliate of any Selling Stockholder(other than the Company), on the other hand, shall have been eliminated or repaid in the manner specified in Schedule 6.1(g).

         (h) Due Diligence Investigation. Prior to the Closing, the Purchaser and its advisors shall have been given the opportunity to complete all legal, business and accounting due diligence investigations of the Company and its Business, including the retention of key employees of the Company, and the results of such due diligence investigation shall be satisfactory to the Purchaser in its sole discretion.

         6.2 Conditions to the Obligations of the Selling Stockholders. The obligations of the Selling Stockholders to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of the conditions set forth in this Section 6.2 and in Section 5.2(d), any one or more of which may be waived, in whole or in part, by the Selling Stockholders.

         (a) Approvals. With respect to any Governmental Entities, the parties shall have procured such approvals, if applicable, or there shall have occurred the expiration or early termination of the applicable waiting periods, if any, with respect to the consummation of the transactions contemplated by this Agreement without there being any continuing objection thereto.

         (b) Orders. No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the sale of the Stock or the other transactions contemplated by this Agreement.

         (c) Accuracy of Representations. The representations and warranties of the Purchaser in this Agreement shall be true and correct in all material respects at and as of the Closing as if made at and as of the Closing, and the Selling Stockholders shall have received a certificate, dated the Closing, of an executive officer of the Purchaser to that effect.

         (d) Performance of Covenants. The Purchaser shall have performed and complied in all material respects with all covenants and agreements contained in this Agreement that are required to be performed or complied with by it at or prior to the Closing, and the Selling

Stockholders shall have received a certificate, dated the Closing, of an executive officer of the Purchaser to that effect.

         (e) Ancillary Agreements. The Ancillary Agreements shall have been executed and delivered by the parties thereto and be in full force and effect.


                                   ARTICLE VII

                                   Termination

         7.1 Grounds for Termination. This Agreement may be terminated at any time prior to Closing:

         (a) Mutual Agreement. by the mutual written agreement of the Selling Stockholders and the Purchaser;

         (b) Expiration. by the Selling Stockholders or by the Purchaser if the Closing shall not have occurred on or before February 29, 2000, unless the failure to consummate the Closing by such date (i) shall be due to the failure of the party seeking to terminate this Agreement to have fulfilled any of its obligations under this Agreement or (ii) is due to the continuance of a waiting period or lack of an approval required under or an injunction or equivalent thereof entered based upon the requirement of any Governmental Entity, in which event no party may rely upon this Section 7.1(b) to terminate this Agreement until March 31, 2000;

         (c) Contravention of Law. by the Selling Stockholders or by the Purchaser if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or Governmental Entity having competent jurisdiction; and

         (d) Breach. by the Selling Stockholders or by the Purchaser if there has been a material breach of any covenant or agreement made to or for the benefit of the terminating party in this Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach.

         7.2 Effect of Termination. If this Agreement is terminated pursuant to
Section 7.1 (other than paragraph (d) of Section 7.1), such termination shall be without liability of any party (or any stockholder, director, officer, employee or agent of any party) to any other party to this Agreement, except that nothing herein shall relieve any party from liability for any breach prior to such termination. Notwithstanding the foregoing, Section 4.4 shall survive any termination hereof.


                                  ARTICLE VIII

                                 Survival, Etc.

         8.1 Survival of Representations, Warranties, Covenants and Agreements. The representations and warranties included or provided for herein shall survive the Closing until 120 days after the Closing, except that the representations and warranties in Sections 2.7, 2.11, 2.14, 2.15, 2.18, 2.20, 3.4(b) and Article V shall survive until 18 months after the Closing, and except that the representations and warranties in Sections 2.1, 2.5, 2.16, 2.19, 3.1, 3.4(a) and
3.5 shall survive without time limit until the applicable statute of limitations period has expired. Any representation and warranty for which a bona fide notice of breach is given prior to expiration of the applicable time limit shall survive until the claim of breach is finally resolved. The covenants and agreements provided for herein shall terminate on the Closing; provided, however, that any covenant or agreement that was not performed within such time period shall survive the Closing until it has been performed.

         8.2 Maximum Liability.

         The obligations of the Selling Stockholders, in the aggregate, on the one hand, and of the Purchaser, on the other hand, under this Agreement shall be limited to a maximum liability equal to the Purchase Price. The obligations of any Selling Stockholder, individually, shall be limited to a maximum liability equal to the portion of the Purchase Price received by such Selling Stockholder. After the Closing, no claim shall be brought against any

Selling Stockholder based on any of the representations and warranties herein that survive until 120 days after the Closing or that survive until 18 months after the Closing, unless and until the aggregate amount of all such claims exceed $100,000, and once such threshold is reached, only the amount in excess of $100,000 with respect to such claims may be pursued.

         8.3 Limitation as to Certain Selling Stockholders. The following Selling Stockholders are herein called the "Primary Selling Stockholders": Barry Shore, Lester Morales and Steve Hamerslag. After the Closing, the Selling Stockholders who are not Primary Selling Stockholders shall have no liability under this Agreement to the Purchaser in respect of the representations and warranties that survive until 120 days after the Closing or that survive until 18 months after the Closing or that are contained in Section 2.5(a). The liabilities of the Primary Selling Stockholders are not so limited, nor are the liabilities of the other Selling Stockholders in respect of any other representations or warranties herein. Notwithstanding anything else set forth in this Agreement or otherwise, including, but not limited to, the representations and warranties contained in Articles II and V, after the Closing, Mark Schwartz shall have no liability whatsoever under this Agreement except for (i) the representations and warranties set forth in Sections 2.19 and 8.6 hereof and
(ii) the following representation and warranty which shall be deemed to be part of Section 2.19 insofar as Mr. Schwartz is concerned:

         Mark Schwartz hereby represents and warrants to Purchaser that he holds good and valid title to 1,725,000 shares of the Company's Common Stock (the "Schwartz Stock") and options (the "Schwartz Options") to purchase up to 950,000 shares of the Company's Common Stock (collectively, the "Schwartz Stock and Options"). The Schwarz Stock and Options are free and clear of all Liens and, subject to the applicable securities laws and competition laws (and subject to a Stockholders Agreement dated as of July 23, 1999 which will be terminated by the parties thereto at or before the Closing), free of any restriction on his right to transfer or exercise any voting or other right with respect thereto. At the Closing, good and valid title to the Schwartz Stock, free and clear of all Liens, encumbrances, equities or claims shall be transferred to the Purchaser, and all of the Schwartz Options shall have previously been exercised (resulting in additional Schwartz Stock being transferred to the Purchaser) or any non-exercised Schwartz Options shall lapse effective as of the Closing, and shall cease to be of any force or effect whatsoever. Mark Schwartz acknowledges that the Purchaser is not assuming any of the Schwartz Options.

         8.4 Insurance Proceeds. In determining the amount of any liability for which any party is entitled to recovery from another party under this Article VIII, the gross amount thereof will be reduced by any insurance proceeds realized by such first party from third party insurers.

         8.5 Escrow. As security for the indemnification obligations of the Selling Stockholders to the Purchaser pursuant to this Agreement, Barry Shore agrees that, at the Closing, 57,000 shares of the Purchaser Stock to be issued to him at the Closing in exchange for a portion of his Stock of the Company (the "Shore Escrow Shares"), shall be deposited into escrow pursuant to an escrow agreement (the "Escrow Agreement") to be in form and substance reasonably satisfactory to both the Purchaser and Mr. Shore and the institution selected by the Purchaser, with Mr. Shore's reasonable concurrence, to act as escrow agent, to be held and distributed as provided in such Escrow Agreement. Subject to the limitations set forth in the last sentence of Section 8.2, the Purchaser agrees that no claim or claims shall be brought against any Selling Stockholder based on any of the representations and warranties herein or a breach of any other provision hereof, unless and until it shall have exhausted its remedies under the Escrow Agreement by applying the Shore Escrow Shares to satisfy Purchaser's damages related to such claim, and Mr. Shore agrees that the Purchaser shall have the right to recover against the Shore Escrow Shares in respect of any claim or claims against any or all Selling Stockholders whether or not Mr. Shore is one of such Selling Stockholders. The preceding sentence shall cease to be applicable at such time as the ability of the Purchaser to make claim against the Shore Escrow Shares pursuant to the Escrow Agreement has been terminated.

         8.6 Representations to Shore. In consideration of the escrow of the Shore Escrow Shares by Barry Shore, each Selling Stockholder other than Mark Schwartz hereby makes to Barry Shore the representations and warranties set forth in Sections 2.1, 2.2, 2.5(b) (related to each individual Selling Stockholder's ownership of his or her individual shares of Stock and not to the full capitalization of the Company) and 2.19 with respect to such Selling Stockholder and not any other Selling Stockholder. Mark Schwartz hereby makes to Barry Shore the representations and warranties set forth in Section 2.19 as supplemented by the second paragraph of Section 8.3 with respect to Mark Schwartz and not any other Selling Stockholder. The representations and warranties made hereby by the Selling Stockholders to Barry Shore shall survive the Closing to the date which is thirty (30) days after the termination of the escrow under the terms of the Escrow Agreement; provided that any representation and warranty for which a bona fide notice of breach is given prior to expiration of the applicable time limit shall survive until the claim of breach is finally resolved. It is further understood that the limitation of liability set forth in
Section 8.3 shall not apply to any representation or warranty made by a Selling Stockholder to Barry Shore.


                                   ARTICLE IX

                               Certain Definitions

         9.1 Certain Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

         "Affiliate" means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

         "Agreement" means this Agreement by and between the Selling Stockholders and the Purchaser, as amended or supplemented together with all Exhibits and Schedules attached or incorporated by reference.

         "Ancillary Agreements" shall mean the Non-Competition Agreement, the Employment Agreement, the Registration Rights Agreement and the Stock-Out Agreement.

         "Balance Sheets" has the meaning set forth in Section 2.6.

         "Benefit Plans" has the meaning set forth in Section 2.13(a).

         "Business" shall mean the web-based faxing and other services of the Company as the date of this Agreement.

         "Business Days" shall mean any day other than a Saturday, a Sunday or a day on which banks in Los Angeles are authorized or obligated by law or executive order to close.

         "Closing" has the meaning set forth in Section 1.3.

         "Code" shall mean the United States Internal Revenue Code of 1986, as amended.

         "Confidentiality Agreement" shall mean the Confidentiality Agreement, dated November 24, 1999, between the Company and the Purchaser.

         "Eligible Guarantor Institution" means a firm or other entity identified in Rule 17A(d)-15 under the Securities Exchange Act of 1934, as amended, as an "eligible guarantor institution", including a bank, broker, dealer, credit union, or savings association that is a participant in a securities transfer association recognized program.

         "Employees" has the meaning set forth in

Section 2.13(a).

         "Employment Agreement" shall mean the Employment Agreement with Steven
J. Hamerslag substantially in the form attached hereto as Exhibit B.

         "Environmental Law" shall mean any applicable law, regulation, code, license, permit, order, judgment, decree or injunction promulgated by any Governmental Entity (i) for the protection of the environment, (including air, water, soil and natural resources) or (ii) regulating the use, storage, handling, release or disposal of Hazardous Substances, in each case as presently in effect.

         "ERISA" has the meaning set forth in Section 2.13(a).

         "ERISA Affiliate" has the meaning set forth in Section 2.13(c).

         "Financial Statements" has the meaning set forth in Section 2.6.

         "GAAP" shall mean generally accepted accounting principles in the United States as in effect from time to time.

         "Governmental Entity" shall mean any court, administrative agency or commission or other national, federal, state or local governmental authority or instrumentality.

         "Hazardous Substance" shall mean any hazardous or toxic substance, pollutant, contaminant, material or waste regulated by any federal, state or local governmental authority.

         "Knowledge" shall mean, with respect to any Person, the actual Knowledge of such Person or, in the case of non-individuals, of any officer with a rank of vice president or higher of such Person, the law department of such Person or any other employee of such Person with responsibility for the particular subject area or subject matter.

         "Lien" shall mean any mortgage, pledge, security interest, lien, charge, encumbrance, equity, claim, option, tenancy, right or restriction on transfer of any nature whatsoever.

         "Losses" means any and all fines, liabilities, judgments, losses, costs, expenses, or actual damages, including in each case, interest, penalties, reasonable attorneys' fees and reasonable costs of investigations and litigation.

         "Material Adverse Effect" shall mean any material adverse effect on the assets or properties used in, or the condition (financial or otherwise) or results of operations with respect to, the Business.

         "Material Contracts" has the meaning set forth in Section 2.10.

         "Non-Competition Agreement" shall mean the Non-competition Agreement substantially in the form attached hereto as Exhibit A.

         "Pension Plan" has the meaning set forth in Section 2.13(b).

         "Permit" shall mean any license, permit, franchise, certificate of authority, or order, or any waiver of the foregoing, required to be issued by any Governmental Entity.

         "Permitted Liens" shall mean the following types of Liens: (a) statutory Liens of landlords, statutory Liens of banks and rights of set-off, statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of such amounts overdue for a period in excess of 30 days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts; (b) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the Business; and
(c) any zoning or similar law or right reserved to or vested in any Governmental Entity to control or regulate the use of any real property.

         "Person" shall mean an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization, a Governmental Entity or any other entity.

         "Plans" has the meaning set forth in Section 2.13(b).

         "Primary Selling Stockholders" has the meaning set forth in Section
8.3.

         "Purchase Price" shall mean, in the aggregate, 1,532,789 shares of the Purchaser Stock, less the number of shares to be issued to Mark Schwartz under the Stock-Out Agreement in the form attached hereto as Exhibit D, and less 17,211 shares of Purchaser Stock in consideration for the assumption by the Purchaser of the cash severance obligation of Barry Shore set forth in the Employment Letter dated July 23, 1999, and shall be allocated as provided in
Schedule 1.2. The Purchaser Stock shall be valued at the closing price of such stock on the Nasdaq National Market on the trading day immediately prior to the Closing.

         "Purchaser Stock" has the meaning set forth in Section 1.2.

         "Real Property" has the meaning set forth in Section 2.9(b).

         "Registration Rights Agreement" shall mean the Registration Rights Agreement, which provides for the registration of the Purchaser Stock under the Securities Act of 1933, substantially in the form attached hereto as Exhibit C.

         "Rights" has the meaning set forth in Section 2.5.

         "Schedule" shall mean a disclosure schedule delivered by the Selling Stockholders to the Purchaser on or prior to the date of this Agreement.

         "Selling Stockholders' Representative" has the meaning set forth in
Section 10.12.

         "Stock" has the meaning set forth in Recitals of this Agreement.

         "Stock-Our Agreement" means such agreement referred to in Section 1.2 among the Company, the Purchaser and Mark R. Schwartz, substantially in the form attached hereto as Exhibit D.

         "Subsidiary" or "subsidiary" means, with respect to any specified Person, and Affiliate of that specified Person that is controlled by such Person directly, or indirectly through one or more intermediaries.

         "Taxes" has the meaning set forth in Section 5.1.

         "Tax Return" has the meaning set forth in Section 5.1.


                                    ARTICLE X

                                  Miscellaneous

         10.1 Amendments. This Agreement may not be amended or modified except by the express written consent of the parties hereto.

         10.2 Assignment. No party may assign this Agreement or its rights or obligations hereunder, whether by operation of law or otherwise, to any third party without the prior written consent of the other parties; provided however, that any party participating in a transaction that consists of a merger, consolidation, sale of all or substantially all assets, or sale of all or substantially all stock of such party, may assign this Agreement to the acquiring, surviving or purchasing entity, as part of such transaction, without any consent of the other parties to this Agreement being required.

         10.3 Notices. All notices or communications hereunder or under any Ancillary Agreement shall be in writing and shall be sent by personal service, by facsimile transmission or by overnight mail by courier of nationally recognized standing addressed as follows (or such other address as such party may designate in writing):

                  To the Purchaser:

                  JFAX.COM, Inc.
                  10960 Wilshire Boulevard, Suite 500
                  Los Angeles, California 90024
                  Attention:  Richard S. Ressler, and
                              Nicholas V. Morosoff
                  Facsimile:  (310) 966-1651

                  With a copy to:

                  Sullivan & Cromwell
                  1888 Century Park East
                  Los Angeles, California 90067
                  Attention:  Frank H. Golay, Jr., Esq.
                  Facsimile:  (310) 712-8800

                  To the Selling Stockholders:

                  To each of them at their respective addresses set forth on the signature pages hereof.

              To the Company:

              SureTalk.com, Inc.
              2752 Loker Avenue West
              Carlsbad, California 92008.
              Attention: Steven J. Hamerslag
              Facsimile: (760)931-6618

              With a copy to:

              Brobeck Phleger & Harrison, LLP
              38 Technology Drive,
              Irvine California 92618
              Attention: Greg Williams, Esq.
              Facsimile: (949)790-6301

Any notice hereunder shall be effective upon receipt by the intended recipient.

         10.4 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

         10.5 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

         10.6 Interpretation. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" and "including" are used in this Agreement, they are deemed to be followed by the words "without limitation." For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (a) the terms defined include the plural as well as the singular, (b) references to the masculine, feminine or neuter include each of them without distinction, (c) all accounting terms not otherwise defined herein have the meanings assigned under GAAP, and (d) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

         10.7 Entire Agreement. This Agreement, together with any agreement executed and delivered by the parties concurrently herewith and the Schedules and Exhibits attached hereto and together with the Confidentiality Agreement, constitutes the entire agreement between the Purchaser and the Selling Stockholders with respect to the subject matter hereof. There are no representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein. This Agreement supersedes all prior agreements between the parties with respect to the Stock purchased hereunder and the subject matter hereof, other than the Confidentiality Agreement. Each party acknowledges that it is not relying on any other party, or any representative of any other party, for written or oral advice as to legal, tax, accounting or other considerations applicable to the transactions contemplated herein, and each party has consulted with its own legal, tax, accounting and other advisors to the extent it has deemed necessary, and has made its own investment decisions relating to such transactions.

         10.8 Publicity. The parties jointly will prepare a news release or other announcement regarding this Agreement and, subject to their respective legal obligations or stock exchange requirements, thereafter will consult with each other regarding the text of any press release or other public statement relating to the transaction contemplated by this Agreement prior to any release or filing thereof.

         10.9 Expenses. Subject to Article V and Article VIII, the Selling Stockholders and the Purchaser each shall pay their own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including but not limited to the fees, expenses and disbursements of their respective investment bankers, accountants and counsel.

         10.10 No Third Party Beneficiaries. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         10.11 Jurisdiction; Waivers. Each of the parties hereto hereby irrevocably submits in any legal action or proceeding relating to or arising out of this Agreement, any of the Ancillary Agreements or any other document relating hereto or delivered in connection with the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the State Courts of California and the United States District Courts located in Los Angeles, California, and appellate courts thereof. Each of the parties hereto further (a) consents that any such action or proceeding may be brought in any such court and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (b) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address set forth in Section 10.3 or at such other address of which such party shall have given notice pursuant thereto; and (c) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law.

         10.12 Authority of Selling Stockholders' Representative. The "Selling Stockholders' Representative" is Steven J. Hamerslag. Each Selling Stockholder agrees that the Selling Stockholders' Representative shall have authority to act on behalf of each of the other Selling Stockholders with respect to all matters arising under this Agreement at or prior to the Closing. The Selling Stockholders' Representative shall have authority to execute and deliver any closing documents on behalf of the Selling Stockholders called for by Article VI hereunder and the Registration Rights Agreement (or, in any event, the Selling Stockholders shall be bound by the Registration Rights Agreement when it is executed and delivered by and between the Purchaser and the Company, on behalf of the Selling Stockholders). Such authority of the Selling Stockholders' Representative shall also extend to routine and administrative matters arising after the Closing.

         10.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

         10.14 Acceptance of Agreement. The Purchaser may elect that the Closing shall be deemed to occur immediately upon Purchaser's receipt of a signed Agreement and stock certificates from Selling Stockholders holding at least 90% of the Stock, assuming the satisfaction or waiver of the conditions set forth in
Article VI, and Purchaser may treat the Agreement as fully accepted with respect to itself, the Company and the Selling Stockholders who have so signed the Agreement. Purchaser may accept additional Selling Stockholders as parties to the Agreement after such time at its discretion. The Purchase Price shall be reduced to the extent of any purported Selling Stockholders herein who do not become parties to the Agreement as aforesaid.

         IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first above written, by the duly authorized representatives of the corporate parties hereto and by the Selling Stockholders.


                                 JFAX.COM, Inc.


                                 By: /s/ Richard S. Ressler
                                     ----------------------
                                     Name: Richard S. Ressler
                                     Title: Chief Executive Officer



                                 SureTalk.com, Inc.


                                 By: /s/ Steven J. Hamerslag
                                     -----------------------
                                     Name: Steven J. Hamerslag
                                     Title: President/CEO



                                 [A separate signature page follows
                                 for each of the Selling
                                 Stockholders]

                                 /s/ Sanjiv Ahuja
                                 ---------------------------
                                 Sanjiv Ahuja
                                 11 Tillman Court
                                 Bridgewater, NJ 08807

                                 /s/ Michael Albert
                                 ---------------------------
                                 Michael Albert
                                 2723 Greencock Ct.
                                 Carlsbad, CA 92008

                                 /s/ Precious Albright
                                 ---------------------------
                                 Precious Albright
                                 8763 Harlington Dr.
                                 San Diego, CA 92126

                                 /s/ Steven Archer
                                 ---------------------------
                                 Steven Archer
                                 2049 Century Park East
                                 Suite 3700
                                 Los Angeles, CA 90067

                                 /s/ Navid Ashroff
                                 ---------------------------
                                 Navid Ashroff
                                 18641 Saticoy St., #32
                                 Reseda, CA 91335

                                 /s/ Troy Bass
                                 ---------------------------
                                 Troy Bass
                                 449 Yorkshire Blvd.
                                 Dearborn Heights, MI 48127

                                 /s/ Eileen M. Beale
                                 ---------------------------
                                 Eileen M. Beale
                                 15559 Liverpool Street
                                 Livonia, MI 48154

                                 Brobeck, Phleger & Harrison LLP


                                 By: /s/ Greg T. Williams, Partner
                                     -----------------------------
                                     Name:  Greg T. Williams
                                     Title:  Partner
                                     Brobeck, Phleger & Harrison LLP
                                     Attention:  Greg Williams
                                     38 Technology Drive
                                     Suite 100
                                     Irvine, CA 92618

                                 /s/ Christopher Brunn
                                 ---------------------------
                                 Christopher Brunn
                                 18424 Halsted St., #17
                                 Northridge, CA 91325

                                 /s/ Tony Busko
                                 ---------------------------
                                 Tony Busko
                                 18540 Plummer St., #118
                                 Northridge, CA 91324

                                 /s/ V. Gordon Clemons
                                 ---------------------------
                                 V. Gordon Clemons
                                 19 St. Vincent
                                 Laguna Niguel, CA 92677

                                 /s/ Arthur J. Cormier
                                 ---------------------------
                                 Arthur J. Cormier
                                 P.O. Box 1714
                                 Rancho Santa Fe, CA 92067

                                 /s/ John Davis
                                 ---------------------------
                                 John Davis
                                 2329 Marisa Ct.
                                 Olivenhain, CA 92024

                                 /s/ Nila Dawson
                                 ---------------------------
                                 Nila Dawson
                                 2953 Lexington Circle
                                 Carlsbad, CA 92008

                                 /s/ Kevin D. DeBre
                                 -------------------------------
                                 Kevin D. DeBre
                                 c/o Brobeck, Phleger & Harrison
                                 38 Technology Drive, Suite 100
                                 Irvine, CA 92618

                                 /s/ Henry Edelman
                                 ---------------------------
                                 Henry Edelman
                                 42 Esplanade, Suite 19
                                 Redondo Beach, CA 90277

                                 /s/ Patrick Farley
                                 ---------------------------
                                 Patrick Farley
                                 3541 Cedar Bridge Way
                                 Carlsbad, CA 92008

                                 /s/ Joseph B. Fenley
                                 ---------------------------
                                 Joseph B. Fenley
                                 Box 988
                                 Rancho Santa Fe, CA 92067

                                 /s/ Richard A. Fink
                                 ---------------------------
                                 Richard A. Fink
                                 c/o Brobeck, Phleger & Harrison
                                 38 Technology Drive, Suite 100
                                 Irvine, CA 92618

                                 /s/ Lawrence Fish
                                 ---------------------------
                                 Lawrence Fish
                                 1840 Lyndon Road
                                 San Diego, CA 92103

                                 By: /s/ Georges J. Daou, Trustee
                                     ----------------------------
                                     Georges J. Daou Trust
                                     (Georges J. Daou, Trustee)
                                     6877 Spyglass Lane
                                     Rancho Santa Fe, CA 92067-5801

                                 /s/ David Gollub
                                 ---------------------------
                                 David Gollub
                                 15250 Ventura Boulevard
                                 Suite 1015
                                 Sherman Oaks, CA 91403

                                 By: /s/ Marvin Nelson, Trustee
                                     ---------------------------
                                     Greenwood Family Trust est.
                                     5/16/96 by Marvin Greenwood and
                                     Loriann Greenwood
                                     (Marvin Nelson and Loriann
                                     Greenwood, Trustees)
                                     18 North Calle Cita
                                     Laguna Beach, CA  92651

                                 /s/ Steven J. Hamerslag
                                 ---------------------------
                                 Steven J. Hamerslag
                                 17501 Via de Fortuna
                                 P.O. Box 730
                                 Rancho Santa Fe, CA 92067

                                 /s/ Anita Isanto
                                 ---------------------------
                                 Anita Isanto
                                 3453 Castle Glen Dr., #G2
                                 San Diego, CA 92123

                                 /s/ Tim Johnson
                                 ---------------------------
                                 Tim Johnson
                                 2554 Ocean
                                 Carlsbad, CA 92008

                                 /s/ John Jones
                                 ---------------------------
                                 John Jones
                                 c/o Brobeck, Phleger & Harrison
                                 38 Technology Drive, Suite 100
                                 Irvine, CA 92618

                                 /s/ Philip Kamornick
                                 ---------------------------
                                 Philip Kamornick
                                 35 Rehov Hamen Gimmel
                                 2nd Entrance, Apt. 3
                                 Jerusalem, ISRAEL

                                 By: /s/ James M. Seaman, Member
                                     ---------------------------
                                     KSSM Investments,  L.L.C.
                                     Attn: James M. Seaman
                                     City Center Square
                                     1100 Main Street, Suite 2001
                                     Kansas City, Missouri 64105

                                 /s/ Moshe Lazar
                                 ---------------------------
                                 Moshe Lazar
                                 159 South Formosa Street
                                 Los Angeles, CA 90036

                                 /s/ Ian A. Lerner
                                 ---------------------------
                                 Ian A. Lerner
                                 8676 Dunaway Drive
                                 La Jolla, CA 92037

                                 /s/ Aaron Lieu
                                 ---------------------------
                                 Aaron Lieu
                                 5251 Palmyra Ave.
                                 San Diego, CA 92117

                                 By: /s/ Alan L. Lipman, Trustee
                                     ---------------------------
                                     Lipman Family Trust
                                     (Alan L. Lipman, Trustee)
                                     1308 Ozone Avenue
                                     Santa Monica, CA 90405

                                 /s/ Robert Lipman
                                 ---------------------------
                                 Robert Lipman
                                 6A Sorotzkin
                                 Jerusalem, ISRAEL

                                 By: /s/ David Nagelberg
                                     ---------------------------
                                     Manhattan Group Funding
                                     (David Nagelberg)
                                     P.O. Box 2142
                                     Rancho Santa Fe, CA 92067

                                 /s/ Lester P. Morales
                                 ---------------------------
                                 Lester P. Morales
                                 1867 Deer Path Trail
                                 Oxford, MI 48371

                                 /s/ Christopher Outwater
                                 ---------------------------
                                 Christopher Outwater
                                 329 San Ysidro Road
                                 Santa Barbara, CA 93108

                                 By: /s/ Jeffrey Dankworth
                                     ---------------------------
                                     QB Sports Money Purchase Plan
                                     (Jeffrey Dankworth)
                                     300 E. Second Street, Suite 1510
                                     Reno, NV 89501

                                 /s/ Daniel Rasmussen
                                 ---------------------------
                                 Daniel Rasmussen
                                 105 Forest Hill Drive
                                 Los Gatos, CA 95032

                                 /s/ Roswell R. Roberts, III
                                 ---------------------------
                                 Roswell R. Roberts, III
                                 11272 Woodrush Court
                                 San Diego, CA 92128

                                 /s/ Jack B. Root
                                 ---------------------------
                                 Jack B. Root
                                 2304 Cedardale Place
                                 Las Vegas, NV 89134

                                 By: /s/ Ellsworth Roston, General Partner
                                     -------------------------------------
                                     Roston Enterprises
                                     (Ellsworth Roston, General Partner)
                                     10877 Wilshire Boulevard
                                     10th Floor
                                     Los Angeles, CA 90024

                                 /s/ Michael Sawyer
                                 ---------------------------
                                 Michael Sawyer
                                 321 Josephine Avenue
                                 Royal Oak, MI 48067

                                 /s/ Mark R Schwartz
                                 ---------------------------
                                 Mark R Schwartz
                                 23665 Park Sevilla
                                 Calabasas, CA 91302

                                 /s/ Barry F. Shore
                                 ---------------------------
                                 Barry F. Shore
                                 811 Appelby Street #1000
                                 Marina del Rey, CA 90291

                                 /s/ Philip Sussholz
                                 ---------------------------
                                 Philip Sussholz
                                 52 Bezalel
                                 Noam Building, Suite 501
                                 Ramat Gan, ISRAEL  52521

                                 /s/ Tom Taulli
                                 ---------------------------
                                 Tom Taulli
                                 12 White Cap Lane
                                 Newport Coast, CA 92637

                                 /s/ Lowell Teschmacher
                                 ---------------------------
                                 Lowell Teschmacher
                                 1410 Cressa Court
                                 Carlsbad, CA 92009

                                 By: /s/ Lane Harrison
                                     ---------------------------
                                     Value Added Ventures LLC
                                     (Lane Harrison)
                                     704 Lake Street, Suite 56
                                     Huntington Beach, CA 92648

                                 /s/ Shannon VanHaaren
                                 ---------------------------
                                 Shannon VanHaaren
                                 310 North Hawthorne
                                 Westland, MI 48185

                                 By: /s/ Larry W. Wangberg, Trustee
                                     ------------------------------
                                     Wangberg Living Trust
                                     (Larry W. and Michelle D. Wangberg,
                                      Trustees)
                                     33 Irving Avenue
                                     Atherton, CA 94027-2007

                                 /s/ Warren H. Weiner
                                 ---------------------------
                                 Warren H. Weiner
                                 3099 Caminito Sagunto
                                 Del Mar, CA 92014

                                 /s/ Greg T. Williams
                                 ---------------------------
                                 Greg T. Williams
                                 c/o Brobeck, Phleger & Harrison
                                 38 Technology Drive, Suite 100
                                 Irvine, CA 92618

                                 /s/ Denise Woods
                                 ---------------------------
                                 Denise Woods
                                 1216 Woodbourne
                                 Westland, MI 48186

                                 /s/ Robert Zink
                                 ---------------------------
                                 Robert Zink
                                 28402 Warren Rd., Apt. B-10
                                 Westland, MI 48185

                                 /s/ Wade H. Snell, III
                                 ---------------------------
                                 Wade H. Snell, III
                                 50 Paso del Arroyo
                                 Portola Valley, CA 94028

                                 /s/ Mike Terpin
                                 ---------------------------
                                 The Terpin Group, Mike Terpin
                                 4676 Admiralty Way, #520
                                 Merina del Rey, CA 90292

                                 /s/ Lewis Plotkin
                                 ---------------------------
                                 PPG Advertising, Louis Plotkin
                                 1522 Cloverfield Blvd., #B
                                 Santa Monida, CA 90404

                                 /s/ Richard Rabuck
                                 ---------------------------
                                 The Rabuck Agency, Richard Rabuck
                                 3221 Hutchinson Ave., #H
                                 Los Angeles, CA 90034